Profire Energy, Inc. Announces Pricing of Secondary Public Offering of Common Stock

LINDON, Utah, June 29, 2018 - Profire Energy, Inc. (Nasdaq: PFIE), announced today the pricing of a secondary public offering of 7,500,000 shares of its common stock by certain of its stockholders (the “Selling Stockholders”) at a price to the public of $3.25 per share. In addition, one of the Selling Stockholders has granted to the underwriters of the secondary offering an option to purchase up to 1,125,000 additional shares of common stock. The offering is expected to close on July 3, 2018, subject to customary closing conditions. Profire Energy, Inc. is not offering any stock in this transaction and will not receive any proceeds from the sale of the shares by the Selling Stockholders.

Roth Capital Partners is acting as sole book-running manager for the offering. Chardan and Lake Street Capital Markets are acting as co-managers for the offering.

A registration statement on Form S-3, including a prospectus, which is preliminary and subject to completion, relating to the offering has been filed with, and declared effective by, the U.S. Securities and Exchange Commission on June 28, 2018. The offering of these shares will be made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Roth Capital Partners, Attention: Equity Capital Markets, 888 San Clemente Drive, Suite 400, Newport Beach, California 92660, by telephone at (800) 678-9147 or e-mail at rothecm@roth.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any such offer or solicitation or any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Profire Energy, Inc.
Profire Energy, Inc. is a technology company that creates, installs and services burner and chemical management solutions in the oil and gas industry. Profire Energy, Inc. assists energy production companies in the safe and efficient production and transportation of oil and natural gas.

Cautionary Note Regarding Forward-Looking Statements. Statements made in this press release that are not historical are forward-looking statements. This press release contains forward-looking statements, including, but not limited to, statements regarding the secondary offering by the Selling Stockholders. Forward-looking statements involve risks, assumptions and uncertainties that could cause actual events or results to differ materially from the events or results described in, or anticipated by, the forward-looking statements. Factors that could materially affect such forward-looking statements include certain economic, business, public market and regulatory risks and factors identified in Profire Energy, Inc.’s periodic reports filed with the Securities Exchange Commission. All forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are made only as of the date of this press release and Profire Energy, Inc. assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Contact:
Profire Energy, Inc.
Ryan Oviatt, Chief Financial Officer
(801) 796-5127